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                                                                    Exhibit 11.1

                        INTERNATIONAL NETWORK SERVICES
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                                 EXHIBIT 11.1
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      Three months ended
                                                                                          September 30,
                                                                             ------------------------------------
                                                                                  1997                     1996
Weighted average common shares outstanding                                        32,056                  13,066

Weighted average common equivalent shares from Mandatorily
  Redeemable Convertible Preferred Stock and warrants
  calculated using the if-converted and treasury stock methods                         -                  14,787

Weighted average common equivalent shares from stock options
  and warrants calculated using the treasury stock method                          1,845                     985

Common equivalent shares from common shares issued and stock options granted within twelve months of the intial public offering,
  included pursuant to Staff Accounting Bulletin No. 83                                -                   2,286
                                                                                 -------                 -------
Shares used to compute net income per share                                       33,901                  31,124
                                                                                 =======                 =======

Net income                                                                       $ 3,056                 $ 1,183

Net income per share                                                             $  0.09                   $0.04
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